Pricing Supplement No. 210R To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement R dated April 4, 2007	Registration Statement No. 333-137902 Dated October 24, 2007; Rule 424(b)2
Deutsche Bank AG, London Branch
$10,365,000
Double Opportunity Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return (Non-Principal Protected) due November 28, 2008
General
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The securities are designed for investors who seek a return of two times the appreciation of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return up to a maximum return at maturity of 27.00% Investors should be willing to forgo any coupon payments and, if the Index declines, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due November 28, 2008.
•	Minimum denominations of $10,000, and increments of $1,000 in excess thereof.
•	The securities priced on October 24, 2007 and are expected to settle on October 29, 2007.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A. †
Index:	The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return (the “Index”).
Upside Participation Percentage:	200%
Payment at Maturity:
If the Final Level is greater than the Initial Level, you will receive a cash payment that provides you with a return per $10,000 security face amount equal to the Index Return multiplied by an Upside Participation Percentage of 200%, subject to a Maximum Return of 27.00%. Accordingly, if the Index Return is positive, your payment per $10,000 security face amount will be calculated as follows, subject to the Maximum Return:

$10,000 + ($10,000 x Index Return x 200%)

Your investment will be fully exposed to any decline in the Index. If the Final Level declines from the Initial Level, you will lose 1% of the principal amount of your securities for every 1% that the Index declines beyond the Initial Level. Accordingly, if the Index Return is negative, your payment per $10,000 security face amount will be calculated as follows:

$10,000 + ($10,000 x Index Return)
You will lose some or all of your investment at maturity if the Final Level declines from the Initial Level.
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level Initial Level
Maximum Return:	27.00%
Initial Level:	736.23
Final Level:	The Index closing level on November 24, 2008 (the “Final Valuation Date”).
Trade Date:	October 24, 2007
Maturity Date:	November 28, 2008, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.
CUSIP:	2515A0 HR 7
ISIN:	US2515A0HR77
†A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency.
Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions	Proceeds to Us
PerSecurity	$10,000.00	$100.00	$9,900.00
Total	$10,365,000.00	$103,650.00	$10,261,350.00

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,365,000.00	$318.21

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global securities of which these securities are a part, and the more detailed information contained in product supplement R dated April 4, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated April 4, 2007:
http://www.sec.gov/Archives/edgar/data/1159508/000119312507074856/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity on the securities. The hypothetical Redemption Amounts set forth below assume an Initial Level of 736.23 and a Maximum Return on the securities of 27.00%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Index Return (%)	Redemption Amount on the Securities ($)	Return on Securities (%)
1472.46	100%	$12,700.00	27.00%
1398.84	90%	$12,700.00	27.00%
1325.21	80%	$12,700.00	27.00%
1251.59	70%	$12,700.00	27.00%
1177.97	60%	$12,700.00	27.00%
1104.35	50%	$12,700.00	27.00%
1030.72	40%	$12,700.00	27.00%
957.10	30%	$12,700.00	27.00%
883.48	20%	$12,700.00	27.00%
809.85	10%	$12,000.00	20.00%
736.23	0%	$10,000.00	0.00%
662.61	-10%	$9,000.00	-10.00%
588.98	-20%	$8,000.00	-20.00%
515.36	-30%	$7,000.00	-30.00%
441.74	-40%	$6,000.00	-40.00%
368.12	-50%	$5,000.00	-50.00%
294.49	-60%	$4,000.00	-60.00%
220.87	-70%	$3,000.00	-70.00%
147.25	-80%	$2,000.00	-80.00%
73.62	-90%	$1,000.00	-90.00%
0.00	-100%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 736.23 to a Final Level of 809.85.
Because the Final Level of 809.85 is greater than the Initial Level of 736.23 and the Index Return of 10% multiplied by 200% does not result in a return greater than the Maximum Return of 27.00%, the investor receives a payment at maturity of $12,000.00 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x (10% x 200%)] = $12,000.00

Example 2: The level of the Index increases from the Initial Level of 736.23 to a Final Level of 883.48.
Because the Index Return of 20% multiplied by 200% results in a return greater than the Maximum Return of 27.00%, the investor receives a payment at maturity of $12,700.00 per $10,000 security face amount, the maximum payment on the securities.

Example 3: The level of the Index decreases from the Initial Level of 736.23 to a Final Level of 662.61.
Because the Final Level of 662.61 is less than the Initial Level of 736.23, the Index Return is -10% and the investor will receive a payment at maturity of $9,000 per $10,000 security face amount, calculated as follows:

$10,000 + ($10,000 x -10%) = $9,000.00

SELECTED PURCHASE CONSIDERATIONS

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APPRECIATION POTENTIAL– The securities provide the opportunity to enhance index returns by multiplying a positive Index Return by two, up to the Maximum Return on the securities of 27.00%, or $2,700 for every $10,000 security face amount. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION™ EXCESS RETURN – The return on the securities is linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return. The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return is composed of futures contracts on six commodities – Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn – and its closing level is calculated on an “excess return” basis, as described below under “Information Relating to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return.”

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. It is possible, for example, that each reconstitution of the Index would be treated as a taxable event, in which case United States holders would be required to recognize gain and, possibly, loss on each reconstitution of the Index. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN – If the Final Level is greater than the Initial Level, for each $10,000 security face amount, you will receive at maturity $10,000 plus an additional amount that will not exceed a predetermined percentage of the face amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Return, which is 27.00%.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES – Deutsche Bank AG, London Branch is the sponsor of the Index (the “Index Sponsor”). During the term of the securities, the Index Sponsor may make adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return – Determining the Instrument Amount on a Rebalancing Day.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE – The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. You will receive a positive return on your investment only if the Final Level exceeds the Initial Level and you will experience a negative return on your investment if the Final Level of the Index is less than the Initial Level. Even if the Final Level is greater than the Initial Level, the yield to the Maturity Date may not fully compensate investors for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	NO COUPON PAYMENTS – As a holder of the securities, you will not receive coupon payments.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY. – Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities, the Index Sponsor and the calculation agent for the Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a Force Majeure event relating to the Index. The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Index at the time when the Final Level is determined. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent, Index Sponsor and the calculation agent for the Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as holders of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (as defined below) (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE TRADING VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS. – The trading value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations.

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the value of the Index, which will in turn be affected by interest rates; domestic and foreign economic and political conditions generally; monetary policies of the Federal Reserve Board; inflation and expectations concerning inflation; and the commodity markets (in particular, the market for futures contracts on crude oil, heating oil, aluminum, gold, corn and wheat), which may fluctuate rapidly based on numerous factors including changes in supply and demand relationships, weather, agricultural, trade, fiscal, monetary and exchange control programs, and geopolitical and economic events, including wars, acts of terrorism and natural disasters;

•	the volatility of each Index Constituent;

•	the combined volatility of the Index Constituents as reflected in the volatility of the Index; and

•	the creditworthiness of the Issuer.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY. – Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. To the extent that correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL ELEMENT INCLUDED IN THE INDEX. – The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Index Constituents have generated significant returns. The levels of the Index Constituents may move in different directions at different times compared to each other, and underperformance by one or more of the Index Constituents may reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY. – Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS. – The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST.– Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Index level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES. – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income thereon might differ materially from the description herein. It is possible, for example, that each reconstitution of the Index would be treated as a taxable event, in which case United States holders would be required to recognize gain and, possibly, loss on each reconstitution of the Index. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

THE DEUTSCHE BANK LIQUID COMMODITY INDEX—
MEAN REVERSION™ EXCESS RETURN

The Index reflects the performance of a basket of futures contracts relating to six commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Index. The commodities included in the Index are: West Texas Intermediate light sweet crude oil (“crude oil”), New York Harbour no. 2 heating oil (“heating oil”), high grade primary aluminum (“aluminum”), gold, corn and wheat (each, an “Index Constituent”). The relative weight of each Index Constituent reflected in the Index is variable and is adjusted from time to time.

Because the Index measures the value of the Index Constituents by tracking the prices of Exchange Traded Instruments, the index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Index Constituents. Each Recomposition Period normally lasts for a number of Index Business Days (as defined below). The Recomposition Period occurs monthly for Exchange Traded Instruments relating to crude oil and heating oil, and annually for Exchange Traded Instruments relating to aluminum, gold, corn and wheat. This replacement process is described in more detail below under the heading “—Determining the Instrument Amount During a Recomposition Period.”

Deutsche Bank AG, London Branch (the “Index Sponsor”) established the Index in February 2003. The Index Sponsor will publish the Index closing level for each trading day on Bloomberg ticker [DBLCMMCL <Index>] or any successor thereto and on Deutsche Bank’s website at [http://www.db.com] or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

Calculation of the Index Closing Level

The Index Sponsor will calculate the Index closing level on each Index Business Day by (i) taking the sum of the Weighted Closing Price for each Exchange Traded Instrument included in the Index on such Index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular Index Business Day is the product of the weight assigned to such Exchange Traded Instrument on such day, referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

On October 24, 2007, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Heating Oil	NYMEX	22.50%
Crude Oil	NYMEX	39.66%
Aluminum	LME	13.85%
Gold	COMEX	8.24%
Corn	CBOT	9.09%
Wheat	CBOT	6.65%

The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to crude oil will be its price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”), expressed in U.S. Dollars per barrel of crude oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to heating oil will be its price at the regular close of the principal trading session on such day on NYMEX, expressed in U.S. Dollars per U.S. gallon of heating oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to aluminum will be its price at the regular close of the principal trading session on such day on The London Metal Exchange Limited or its successor (“LME”), re-expressed in U.S. Dollars per metric tonne of aluminum, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to gold will be its price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”), expressed in U.S. Dollars per troy ounce of gold, as published by COMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to corn will be its price at the regular close of the principal trading session on such day on the Board of Trade of the City of Chicago Inc., or its successor (“CBOT”), expressed in U.S. Dollars per bushel of corn, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to wheat will be its price at the regular close of the principal trading session on such day on CBOT, expressed in U.S. Dollars per U.S. bushel of wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CBOT, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Index Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the Index Business Day immediately following the Index Business Day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Index Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

The Recomposition Period is a transition period during which the then-applicable Exchange Traded Instrument (the “Old Instrument”) relating to a particular Index Constituent is removed from the Index and replaced with a new Exchange Traded Instrument (the “New Instrument”) with a maturity date in the next month, in the case of Exchange Traded Instruments referencing crude oil and heating oil, or a maturity date in December of the following year in the case of Exchange Traded Instruments referencing aluminum, gold, corn and wheat. To lessen the impact on the market for the relevant Index Constituent, such replacement occurs gradually over a number of Index Business Days, which constitutes the Recomposition Period. The Recomposition Period for the Exchange Traded Instruments relating to a particular Index Constituent, however, will be extended to the next occurring Valid Date for such Index Constituent if the fifth Index Business Day in the Recomposition Period is not such a Valid Date.

Exchange Traded Instruments relating to crude oil and heating oil will be subject to Recomposition Periods occurring on a monthly basis, each beginning on, and including, the second Index Business Day of a month and ending on, and including, the sixth Index Business Day of such month. Exchange Traded Instruments relating to aluminum, gold and corn will be subject to Recomposition Periods occurring in November of each year, each beginning on, and including the second Index Business Day in that month and ending on, and including, the sixth Index Business Day of that month. Exchange Traded Instruments relating to wheat will be subject to Recomposition Periods occurring each year, each beginning on, and including the twelfth day of October and ending on, and including, the eighth day of November.

Determining the Instrument Amount on a Rebalancing Day

The methodology underlying the Index employs a process of dynamically increasing the Instrument Amount of an Exchange Traded Instrument when its price is historically low, and decreasing the amount when its price is historically high. Such increases or decreases for a particular Instrument Amount are effected on Rebalancing Days, which occur when one-year average prices for an Exchange Traded Instrument diverge five percent or more when compared to the five-year average prices for that Exchange Traded Instrument.

If, on a Rebalancing Day, the short-term average prices for Exchange Traded Instruments relating to an Index Constituent exceed the long-term average prices for such instruments by approximately 5% or more, then the Index rebalancing methodology calls for a reduced weight being assigned to such Exchange Traded Instruments. Conversely, if the short-term average prices are below their long-term averages by approximately 5% or more, then the Index rebalancing methodology calls for increased weight being assigned to such Exchange Traded Instruments.

Definitions of Valid Dates, Exchange Business Days and Index Business Days:

“Exchange Business Day” means, in respect of an Index Constituent, a day which is (or, but for the occurrence of a Market Disruption Event or Force Majeure Event would have been) a trading day for the Exchange Traded Instruments relating to such Index Constituent on the relevant exchange.

“Valid Date” means an Exchange Business Day on which a Market Disruption Event in respect of such Index Constituent or a related Exchange Traded Instrument does not occur.

“Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

Market Disruption Events and Force Majeure Events

If the Index Sponsor is required on an Index Business Day to calculate the closing price for an Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument and the Index Constituent underlying such instrument.

The Index Sponsor will not calculate the Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its discretion, affects the Index or any Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Index closing level; or (ii) defer publication of information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists.

Change in the Methodology of the Index

The Index Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Constituent or an Exchange Traded Instrument). The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Index closing level. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

HISTORICAL INFORMATION

Set forth below are the high, low and period end closing levels for the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return for each calendar quarter since August 1, 1997 through the third calendar quarter of 2007 (ending October 24, 2007). Because the Index was launched in February 2003, data for the periods prior to the Index launch date are hypothetical and have been calculated using the same methodology used to calculate the Index on an actual basis. The closing level of the Deutsche Bank Liquid Commodity Index – Mean Return™ Excess Return on October 24, 2007 was 736.23.

Past results should not be taken as an indication of future performance. The actual level of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return at or near maturity of the securities may bear little relation to the historical levels shown below.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive discounts and commissions of $100.00 per $10,000 security face amount. See “Underwriting” in the accompanying product supplement.